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                                   EXHIBIT 5

            Opinion and Consent of Brobeck, Phleger & Harrison LLP



                                August 13, 1999



ULTRATECH STEPPER, INC.
3050 Zanker Road
San Jose, California 95134

         Re:      Ultratech Stepper, Inc.
                  Registration Statement for Registration
                  of 1,195,480 Shares of Common Stock
                  -----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Ultratech Stepper, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,195,480 shares of the Company's common stock and related stock options for issuance (the "Shares") under the Company's 1993 Stock Option/Stock Issuance Plan (the "Option Plan"), 1998 Supplemental Stock Option/Stock Issuance Plan (the "Supplemental Plan") and Employee Stock Purchase Plan (the "Purchase Plan").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the implementation of the automatic share increase provisions of the Option Plan, the establishment of the Supplemental Plan and the implementation of the share increase to the Purchase Plan. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Option Plan, the Supplemental Plan or the Purchase Plan, and in accordance with the Registration Statement or (b) duly authorized direct stock issuances in accordance with the provisions of the Option Plan or the Supplemental Plan and the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.

                  We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Plan, the Supplemental Plan or the Purchase Plan and the Shares issuable under such plans.



                                       Very truly yours,

                                       /s/ BROBECK, PHLEGER & HARRISON LLP

                                       BROBECK, PHLEGER & HARRISON LLP